EXHIBIT 99.1– News Release

Amersin announces delay in filing annual report due to auditor’s workload.

New York, May 17th, 2005 – Amersin Life Science Corporation (OTCBB: AMLS) announced today that delays resulting from workload in  the office of its auditors, Moen and Company, will result in late filing of its annual report on form 10-KSB and that as a result a change of trading symbol from AMLS to AMLSE is expected later this week.

The Company received a form letter from Moen and Company on April 6th, advising that all registered public audit firms must be reviewed by both the Canadian Public Accountability Board (CPAB) and the United States’ Public Company Accounting Oversight Board (PCAOB), indicating that their undivided attention had been required while they underwent a joint review commenced February 3rd and ended April 1st, 2005.  The letter provided a reassuring outlook on the firm’s ability to catch up from the backlog created by the review.

In subsequent discussions the Company understood that the audited financial statements would be available with sufficient lead time to file with the SEC prior to the deadline; however, it became apparent today that this is not the case. Amersin now understands that the audited financial statements will not be available until later in the week.

“An audit of our profitable subsidiary in China was completed in March earlier this year” said Amersin’s CEO Reid Li, “This should not reflect poorly on our team in China.  They delivered excellent operating results for the year and were very well prepared for their first independent audit.”

About Amersin Life Sciences Corporation:

Amersin is profitable and committed to building investor equity through strategic acquisition and vertical integration of operating subsidiaries and controlling joint venture interests in China to include all facets of pharmaceutical life sciences from raw materials through dosage form production and distribution. Additional information may be requested via Amersin’s web site at http://www.amersin.com

"Safe Harbor” Statement:

This news release contains certain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the forward-looking statements contained herein. Detailed information about many risk factors are set forth in Amersin’s periodic filings with the Securities and Exchange Commission including, but not limited to, those risks and uncertainties listed in the sections entitled "Cautionary Note Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis” in Amersin’s most recent Quarterly Report on Form 10-QSB. All documents are available through the SEC's Electronic Data Gathering Analysis and Retrieval system (EDGAR) at http://www.sec.gov or the Amersin web site at http://www.amersin.com. Amersin is under no obligation, and expressly disclaims any obligation, to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, contact:

Corporate Communications:

Amersin Life Sciences Corporation

Howard Milne, 604-881-2899 ext 220

Fax: 604-881-2892

howard@amersin.com